Filed pursuant to Rule 424(b)(3)
Registration No. 333-184677

AMERICAN REALTY CAPITAL HEALTHCARE TRUST II, INC.

SUPPLEMENT NO. 5, DATED SEPTEMBER 10, 2014,
TO THE PROSPECTUS, DATED MAY 21, 2014

This prospectus supplement, or this Supplement No. 5, is part of the prospectus of American Realty Capital Healthcare Trust II, Inc., or the Company, dated May 21, 2014, or the Prospectus, as supplemented by Supplement No. 4, dated August 11, 2014, or Supplement No. 4, and Supplement No. 3, dated July 30, 2014, or Supplement No. 3. This Supplement No. 5 supplements, modifies, supersedes and replaces certain information contained in the Prospectus, Supplement No. 3 and Supplement No. 4 and should be read in conjunction with the Prospectus, Supplement No. 3 and Supplement No. 4. This Supplement No. 5 will be delivered with the Prospectus, Supplement No. 3 and Supplement No. 4. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries. Defined terms used herein shall have the meaning ascribed to those terms in the prospectus as supplemented unless the context otherwise requires.

The purpose of this Supplement No. 5 is to, among other things:

•	update the status of our initial public offering, the shares currently available for sale and the status of distributions;
•	disclose changes to investor suitability standards for North Dakota investors; and
•	add disclosure relating to our real estate investments.

OPERATING INFORMATION

Status of the Offering

We commenced our reasonable best efforts initial public offering of up to 68.0 million shares of common stock (excluding shares to be issued under the distribution reinvestment plan, or DRIP) on February 14, 2013. On April 12, 2013, we satisfied the general escrow conditions of our initial public offering of common stock. On such date, we received and accepted aggregate subscriptions equal to the minimum of $2.0 million in shares of common stock, broke general escrow and issued shares to our initial investors. Additionally, on May 30, 2013, we received and accepted aggregate subscriptions in excess of $10.0 million in shares of common stock and broke escrow in Washington. Additionally, on September 18, 2013, we received and accepted aggregate subscriptions in excess of $85.0 million in shares of common stock and broke escrow in Pennsylvania. Accordingly, we began accepting subscriptions from all states, including Washington and Pennsylvania.

We will offer shares of our common stock until February 14, 2015, unless the offering is extended in accordance with the Prospectus, as supplemented from time to time, provided that the offering will be terminated if all 68.0 million shares of our common stock are sold before such date (subject to our right to reallocate shares offered pursuant to the DRIP for sale in our primary offering).

As of August 31, 2014, we had acquired 86 properties which were 97.1% leased on a weighted average basis. As of August 31, 2014, we had total real estate investments, at cost, of $564.7 million. As of June 30, 2014, we had incurred cumulatively to that date $146.8 million in selling commissions, dealer manager fees and offering costs in connection with the issuance and distribution of our shares of common stock in this offering.

On July 23, 2014, in light of the approximately $1.6 billion raised as of July 22, 2014 in our $1.7 billion primary initial public offering, we announced the reallocation of 13.9 million of our approximately 14.2 million remaining unsold shares from our $350.0 million DRIP to our primary offering, effective immediately. On August 1, 2014, we filed a registration statement on Form S-3 (File No. 333-197802) to register an additional 25.0 million shares of common stock for issuance under our DRIP. Cash distributions paid on shares of common stock held by stockholders who are existing participants in our DRIP will be automatically reinvested in additional shares of our common stock registered under the Form S-3.

As we have previously communicated and, in line with our best practices, we plan to close our initial public offering as originally sized (including reallocated DRIP shares) and plan not to raise additional capital through a follow-on offering.

Shares Currently Available for Sale

As of August 31, 2014, we had received aggregate gross proceeds of $1.9 billion, consisting of the sale of 75.9 million shares of common stock in our public offering and $17.9 million from the DRIP. As of August 31, 2014, there were 76.6 million shares of our common stock outstanding, including shares issued under the DRIP and unvested restricted stock. As of August 31, 2014, there were 6.1 million shares of our common stock available for sale, in light of the reallocation of the unsold shares from the DRIP to our primary offering.

Status of Distributions

On April 9, 2013, our board of directors authorized and we declared, distributions payable to stockholders of record each day during the applicable period at a rate equal to $0.0046575343 per day or 6.8% per annum, based on a per share price of $25.00. Distributions are payable by the 5th day following each month’s end to stockholders of record at the close of business each day during the prior month. There can be no assurance that any such distribution will continue to be paid to stockholders. Our board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distribution payments are not assured.

Distributions began to accrue on May 24, 2013, 15 days following our initial property acquisition. During the six months ended June 30, 2014, distributions paid to common stockholders totaled $15.5 million, inclusive of $8.1 million of distributions reinvested under the DRIP. During the six months ended June 30, 2014, cash used to pay distributions was generated from cash flows from operations and proceeds from the issuance of common stock which were reinvested.

The following table shows the sources for the payment of distributions to common stockholders for the periods indicated:

	Six Months Ended June 30, 2014		Nine Months Ended December 31, 2013
(In thousands)		Percentage of Distributions		Percentage of Distributions
Distributions:
Distributions paid in cash	$7,404		$1,303
Distributions reinvested	8,107		1,345
Total distributions	$15,511		$2,648
Source of distribution coverage:
Cash flows provided by operations(1)	$1,138	7.3%	$—	—%
Proceeds from issuance of common stock	6,266	40.4%	1,303	49.2%
Common stock issued under the DRIP/offering proceeds	8,107	52.3%	1,345	50.8%
Proceeds from financings	—	—%	—	—%
Total source of distribution coverage	$15,511	100.0%	$2,648	100.0%
Cash flows provided by (used in) operations (GAAP(2) basis)(1)	$1,138		$(764)
Net loss (in accordance with GAAP)	$(4,729)		$(174)

(1)	Cash flows provided by (used in) operations for the six months ended June 30, 2014 and the nine months ended December 31, 2013 reflect acquisition and transaction related expenses of $3.0 million and $0.7 million, respectively.
(2)	Accounting principles generally accepted in the United States of America, or GAAP.

The following table compares cumulative distributions paid to cumulative net loss (in accordance with GAAP) for the period from October 15, 2012 (date of inception) through June 30, 2014:

(In thousands)	For the Period from October 15, 2012 (date of inception) to June 30, 2014
Distributions paid:
Common stockholders in cash	$8,707
Common stockholders pursuant to DRIP/offering proceeds	9,452
Total distributions paid	$18,159
Reconciliation of net loss:
Revenues	$6,073
Acquisition and transaction related	(3,733)
Depreciation and amortization	(4,315)
Other operating expenses	(2,266)
Other non-operating expenses	(724)
Net loss (in accordance with GAAP)(1)	$(4,965)
Cash flows provided by operations	$374

(1)	Net loss as defined by GAAP includes the non-cash impact of depreciation and amortization expense as well as costs incurred relating to acquisitions and related transactions.

PROSPECTUS UPDATES

Investor Suitability Standards

The disclosure under the heading “North Dakota” on page ii of the Prospectus is hereby replaced in its entirety with the following disclosure.

“North Dakota

•	Shares will only be sold to residents of North Dakota representing that, in addition to the general suitability standards listed above, they have a net worth of at least ten times their investment in us.”

Prospectus Summary

The second sentence under the heading “How do I subscribe for shares?” on page 32 of the Prospectus is hereby replaced in its entirety with the following disclosure.

“Alternatively, unless you are an investor in Alabama, Arkansas, Kentucky, Maryland, Massachusetts, Nebraska, North Carolina or Tennessee, you may complete and sign the multi-offering subscription agreement in the form attached hereto as Appendix C-2, which may be used to purchase shares in this offering as well as shares of other products distributed by our dealer manager; provided, however, that an investor has received the relevant prospectus(es) and meets the requisite criteria and suitability standards for any such other product(s).”

Description of Real Estate Investments

The following disclosure is hereby added to the end of the section entitled “Description of Real Estate Investments” on page 177 of the Prospectus.

“Laguna Professional Center — Elk Grove, CA

On July 15, 2014, we closed our acquisition of the fee simple interest in a medical office building, or the Laguna Professional Center (“Laguna”) located in Elk Grove, CA. We acquired the property through a wholly-owned subsidiary of our operating partnership. The seller of the property was Jackson-Big Horn, LLC, an entity which has no material relationship with us, and the acquisition was not an affiliated transaction.

Laguna contains 41,932 rentable square feet and was constructed in 2006.

Capitalization

The contract purchase price of Laguna was $17.5 million, exclusive of closing costs. We funded the acquisition of Laguna with proceeds from this offering.

Major Tenant/Lease Expiration

Laguna was 96.3% leased to seven tenants as of the date of acquisition. The following table provides information relating to lease commencement and termination dates, rentable square feet, annualized straight-line rental income, rental escalations and renewal options for the tenants that represent over 10% of the total annualized rental income of Laguna:

Tenant	Lease Commencement Date	Lease Termination Date	Rentable Square Feet	Annualized Straight-Line Rental Income(1)	Rental Escalations	Renewal Options
The Regents of the University of California	May 2013	April 2023	9,514	$0.3 million	2.5% annually	1 5 year option, 1 3 year option and 1 2 year option
Dignity Health Medical Foundation	September 2006	August 2016	21,824	$0.7 million	3.0% annually	2 5-year options

(1)	Annualized rental income for the in-place leases in the property on a straight-line basis, which includes tenant concessions such as free rent, as applicable.

Future Lease Expirations

The following is a summary of lease expirations for the next ten years at the property:

Year of Expiration	Number of Leases Expiring	Annualized Rental Income	Annualized Rental Income as a Percentage of Laguna	Leased Rentable Sq. Ft.	Percentage of Laguna Rentable Sq. Ft. Expiring
		(in thousands)
September 1, 2014 — December 31, 2014
2015	—	—	—%	—	—%
2016	3	883	65.0%	25,589	63.4%
2017	3	177	13.0%	5,270	13.1%
2018	—	—	—%	—	—%
2019	—	—	—%	—	—%
2020	—	—	—%	—	—%
2021	—	—	—%	—	—%
2022	—	—	—%	—	—%
2023	1	298	22.0%	9,514	23.5%
Total	7	1,358	100.0%	40,373	100.0%

The table below sets forth the occupancy rate and average effective annual rent per rentable square foot as of December 31 for each of the last five years:

	2013	2012	2011	2010	2009
Occupancy	95.7%	73.0%	73.0%	70.4%	70.4%
Average effective annual rent per rentable square foot	$31.59	$31.87	$31.02	$30.32	$29.37

Other

We believe the property is suitable and adequate for its uses.

We do not have any significant scheduled capital improvements for the property.

We believe that the property is adequately insured.

The U.S. federal tax basis and the rate of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2014 U.S. federal income tax return.

The annual real estate tax on the building for the calendar year 2014 is expected to be $0.1 million. Such real estate taxes are to be paid directly by the tenants under the terms of the leases.

Laguna is anchored by Dignity Health Medical Foundation, the largest non-profit hospital operator in the state of California.

We believe that Laguna is well-located with acceptable roadway access and is well maintained. Laguna will be subject to competition from similar properties within its market area, and the economic performance of the center could be affected by changes in local economic conditions or losses of contracts to major insurance companies reducing the in-network patient base. We did not consider any other factors material or relevant to the decision to acquire Laguna, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results.

UC Davis Medical Building — Elk Grove, CA

On July 15, 2014, we closed our acquisition of the fee simple interest in a medical office building, or UC Davis Medical Building (“UC Davis”) located in Elk Grove, CA. We acquired the property through a wholly-owned subsidiary of our operating partnership. The sellers of the property were Jackson-Laguna, LLC, a California general partnership, and Jackson II, LLC, entities which have no material relationship with us, and the acquisition was not an affiliated transaction.

UC Davis contains 25,861 rentable square feet and was constructed in 2004.

Capitalization

The contract purchase price of UC Davis was $10.0 million, exclusive of closing costs. We funded the acquisition of UC Davis with proceeds from this offering.

Major Tenant/Lease Expiration

UC Davis was 100.0% leased to The Regents of the University of California as of the date of acquisition. The lease is a modified gross lease whereby the base rent covers substantially all operating expenses, including costs to maintain and repair the structure of the building. The tenant is billed and directly pays utility charges. The lease has an original 19-year term which commenced in October 2004 and expires in April 2023 and contains annual rental escalations equal to 2.5% and one five-year, one three-year and one two-year renewal options. The annualized straight-line rental income for the initial term is $0.8 million.

The table below sets forth the occupancy rate and average effective annual rent per rentable square foot as of December 31 for each of the last five years:

	2013	2012	2011	2010	2009
Occupancy	100.0%	100.0%	100.0%	100.0%	100.0%
Average effective annual rent per rentable square foot	$27.00	$30.12	$29.38	$28.67	$27.97

Other

We believe the property is suitable and adequate for its uses.

We do not have any significant scheduled capital improvements for the property.

We believe that the property is adequately insured.

The U.S. federal tax basis and the rate of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2014 U.S. federal income tax return.

The annual real estate tax on the building for the calendar year 2014 is expected to be approximately $3,000. The property will remain tax exempt as long as the Regents of the University of California is the sole tenant of the property. However, the landlord is assessed special assessments annually.

UC Davis is 100% leased to the Regents of the University of California, the governing body of the University of California. Services offered at the location include internal/family medicine with obstetrics, pediatrics, cardiology, dietetics, lab and x-ray services.

We believe that UC Davis is well-located with acceptable roadway access and is well maintained. UC Davis will be subject to competition from similar properties within its market area, and the economic performance of the property could be affected by changes in local economic conditions or losses of contracts to major insurance companies reducing the in-network patient base. We did not consider any other factors material or relevant to the decision to acquire UC Davis, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results.

The Platinum Healthcare Portfolio

On July 31, 2014, we closed the acquisition of the fee simple interests in nine skilled nursing facilities leased to nine subsidiaries of Platinum Health Care, LLC, located in Missouri, or the Platinum Healthcare Portfolio. We acquired the properties through wholly-owned subsidiaries of our operating partnership. The sellers of the properties were PHBS REALTY, LLC, PHGG REALTY, LLC, PHCA REALTY, LLC, PHKC SWOPE REALTY, LLC, PHKC CLEVELAND REALTY, LLC, PHMC REALTY, LLC, PHDC REALTY, LLC, PHBC REALTY, LLC, PHGY REALTY, LLC and PHEM REALTY, LLC, entities which have no material relationship with us, and the acquisition was not an affiliated transaction.

The Platinum Healthcare Portfolio contains 264,652 rentable square feet and was constructed between 1983 and 2014.

Capitalization

The contract purchase price of the Platinum Healthcare Portfolio was $42.4 million, exclusive of closing costs. We funded the acquisition of the Platinum Healthcare Portfolio with proceeds from this offering.

Major Tenants/Lease Expiration

As of the date of acquisition, the properties were 100% leased to nine subsidiaries of Platinum Health Care, LLC.

The leases commenced in July 2014 and have a 15-year term, which will expire in July 2029. The leases contain a 2.7% escalation in the second lease year and 2.0% fixed annual rental escalations, thereafter, and two renewal options of five years each. The leases are net whereby the tenants are required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the buildings, in addition to base rent. The annualized straight-line rental income for the initial lease terms is $4.5 million.

We acquired the Platinum Healthcare Portfolio in a sale leaseback transaction. There is no historical occupancy rate or effective annual rental rates per square foot information available.

Other

We believe the properties are suitable and adequate for their uses.

We do not have any significant scheduled capital improvements for the properties.

We believe that the properties are adequately insured.

The U.S. federal tax basis and the rate of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2014 U.S. federal income tax return.

The annual realty taxes payable on the Platinum Healthcare Portfolio for the calendar year 2014 are expected to be $0.2 million.

Platinum Health Care, LLC is a privately-held seniors housing operating company which currently operates communities in Missouri, Illinois, Iowa, Indiana, Ohio, Michigan, West Virginia, and Wisconsin.

We believe that the properties of the Platinum Healthcare Portfolio are well-located with acceptable roadway access and are well maintained. The properties of the Platinum Healthcare Portfolio will be subject to competition from similar properties within their market areas, and the economic performance of the portfolio could be affected by changes in local economic conditions or losses of contracts to major insurance companies reducing the in-network patient base. We did not consider any other factors material or relevant to the decision to acquire the Platinum Healthcare Portfolio, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results.

Horizon Bay Memory Care by the Bay — Tampa, FL

On July 31, 2014, we closed our acquisition of the fee simple interest in a seniors housing community, or Horizon Bay Memory Care by the Bay (“Horizon Bay”) located in Tampa, FL. We acquired the property through a wholly-owned subsidiary of our operating partnership. The seller of the property was SHI Horizon Bay Memory Care, LLC, an entity which has no material relationship with us, and the acquisition was not an affiliated transaction.

Horizon Bay contains 56,996 rentable square feet and was constructed in 2012.

Capitalization

The contract purchase price of Horizon Bay was $24.2 million, exclusive of closing costs. We funded the acquisition of Horizon Bay entirely with proceeds from this offering.

Major Tenant/Lease Expiration

Horizon Bay was acquired using a structure created under the REIT Investment Diversification and Empowerment Act of 2007, as amended, pursuant to which we will receive operating income generated from the operations of the seniors housing communities. A subsidiary of Senior Lifestyle Corporation, an independent eligible contractor, will manage Horizon Bay and will receive a market rate management fee pursuant to a management contract.

Other

We believe the property is suitable and adequate for its uses.

We do not have any significant scheduled capital improvements for the property.

We believe that the property is adequately insured.

The U.S. federal tax basis and the rate of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2014 U.S. federal income tax return.

The annual real estate tax on the building for the calendar year 2014 is expected to be $0.1 million.

Horizon Bay is operated by a subsidiary of Senior Lifestyle Corporation, a privately-held seniors housing operating company which currently operates over 100 properties across the United States. The Senior Lifestyle Corporation executive team has over 50 years of experience in the development, management and marketing of seniors housing communities, including independent living, assisted living, memory care and skilled nursing.

We believe that Horizon Bay is well-located with acceptable roadway access and is well maintained. Horizon Bay will be subject to competition from similar properties within its market area, and the economic performance of the community could be affected by changes in local economic conditions or losses of contracts to major insurance companies reducing the in-network patient base. We did not consider any other factors material or relevant to the decision to acquire Horizon Bay, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results.

Autumn Ridge of Clarkston — Clarkston, MI

On August 12, 2014, we closed our acquisition of the fee simple interest in a seniors housing community, or Autumn Ridge of Clarkston (“Autumn Ridge”) located in Clarkston, MI. We acquired the property through a wholly-owned subsidiary of our operating partnership. The seller of the property was Clarkston Real Estate Investors, LLC, an entity which has no material relationship with us, and the acquisition was not an affiliated transaction.

Autumn Ridge contains 68,725 rentable square feet and was constructed in 2002.

Capitalization

The contract purchase price of Autumn Ridge was $22.0 million, exclusive of closing costs. We funded the acquisition of Autumn Ridge entirely with proceeds from this offering.

Major Tenant/Lease Expiration

Autumn Ridge was acquired using a structure created under the REIT Investment Diversification and Empowerment Act of 2007, as amended, pursuant to which we will receive operating income generated from the operations of the seniors housing communities. Senior Lifestyle Corporation, an independent eligible contractor, will manage Autumn Ridge and will receive a market rate management fee pursuant to a management contract.

Other

We believe the property is suitable and adequate for its uses.

We do not have any significant scheduled capital improvements for the property.

We believe that the property is adequately insured.

The U.S. federal tax basis and the rate of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2014 U.S. federal income tax return.

The annual real estate tax on the building for the calendar year 2014 is expected to be $0.2 million.

Autumn Ridge is operated by a subsidiary of Senior Lifestyle Corporation.

We believe that Autumn Ridge is well-located with acceptable roadway access and is well maintained. Autumn Ridge will be subject to competition from similar properties within its market area, and the economic performance of the community could be affected by changes in local economic conditions or losses of contracts to major insurance companies reducing the in-network patient base. We did not consider any other factors material or relevant to the decision to acquire Autumn Ridge, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results.

The Sunnybrook Portfolio

On August 26, 2014, we closed our acquisition of the fee simple interests in 12 seniors housing communities located in Iowa, or the Sunnybrook Portfolio. We acquired the properties through wholly-owned subsidiaries of our operating partnership. The sellers of the properties were ECI Acquisition I, LLC, Village Assisted Living, LLC, Mt. Pleasant Assisted Living, LLC, Burlington Assisted Living, LLC, Muscatine Assisted Living, LLC, Carroll Assisted Living, LLC, Ft. Madison Assisted Living, LLC and Burlington Independent Living, LLC. None of the sellers have a material relationship with us and none of the acquisitions were affiliated transactions.

Capitalization

The contract purchase price of the properties was $164.2 million, exclusive of closing costs. We funded the acquisition of the Sunnybrook Portfolio with proceeds from this offering.

Major Tenant/Lease Expiration

The Sunnybrook Portfolio was acquired using a structure created under the REIT Investment Diversification and Empowerment Act of 2007, as amended, pursuant to which we will receive operating income generated from the operations of the seniors housing communities. Frontier Management, LLC through certain affiliated entities, each an independent eligible contractor, will manage the properties within the Sunnybrook Portfolio known as Sunnybrook of Fort Madison (Fort Madison, Iowa), Sunnybrook of Mount Pleasant (Mount Pleasant, Iowa), Sunnybrook of Muscatine (Muscatine, Iowa), Prairie Hills at Ottumwa (Ottumwa, Iowa), Sunnybrook of Burlington (Burlington, Iowa) and Sunnybrook of Fairfield (Fairfield, Iowa), and will receive a market rate management fee pursuant to separate management contracts. Provision Living,

LLC, an independent eligible contractor, will manage the properties within the Sunnybrook Portfolio known as Prairie Hills at Des Moines (Des Moines, Iowa), Prairie Hills at Independence (Independence, Iowa), Prairie Hills at Clinton (Clinton, Iowa), Prairie Hills at Cedar Rapids (Cedar Rapids, Iowa), Prairie Hills at Carroll (Carroll, Iowa) and Prairie Hills at Tipton (Tipton, Iowa), and will receive a market rate management fee pursuant to separate management contracts.

Other

We believe the properties are suitable and adequate for their uses.

We do not have any significant scheduled capital improvements for the properties.

We believe that the properties are adequately insured.

The U.S. federal tax basis and the rate of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2014 U.S. federal income tax return.

The annual real estate taxes payable on the Sunnybrook Portfolio for the calendar year 2014 is expected to be $1.9 million.

Frontier Management, LLC is a national operator of seniors housing committed to providing best-in-class service to improve the lives of their residents each day. Provision Living, LLC is a premier regional operator and investor in senior housing properties; specifically, assisted living, assisted living based dementia and independent living services.

We believe that the properties of the Sunnybrook Portfolio are well-located with acceptable roadway access and are well maintained. The properties of the Sunnybrook Portfolio will be subject to competition from similar properties within their market areas, and the economic performance of the portfolio could be affected by changes in local economic conditions or losses of contracts to major insurance companies reducing the in-network patient base. We did not consider any other factors material or relevant to the decision to acquire the Sunnybrook Portfolio, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results.

Benedictine Cancer Center — Kingston, NY

On August 27, 2014, we closed our acquisition of the leasehold interest in a medical office building, or Benedictine Cancer Center (“Benedictine”) located in Kingston, NY. We acquired the property through a wholly-owned subsidiary of our operating partnership. The seller of the property was Benedictine LaSalle Medical Office, L.L.C., an entity which has no material relationship with us, and the acquisition was not an affiliated transaction.

Benedictine contains 36,479 rentable square feet and was constructed in 2004.

Capitalization

The contract purchase price of Benedictine was $11.2 million, exclusive of closing costs. We funded the acquisition of Benedictine with $4.3 million in proceeds from this offering and the assumption of $6.9 million in existing mortgage debt secured by Benedictine as described under “Financial Obligations” below.

Major Tenant/Lease Expiration

Benedictine was 100.0% leased to Benedictine Hospital under four leases as of the date of acquisition. The leases are net whereby the tenant is required to pay substantially all operating expenses, excluding a majority of costs to maintain and repair the roof and structure of the building, in addition to base rent. The leases have an original 25-year term which commenced in November 2004 and expires in November 2029 and contains annual rental escalations equal to the consumer price index, not to exceed 3.0% and four five-year renewal options. The annualized rental income on a straight-line basis for the initial term is $0.8 million.

The table below sets forth the occupancy rate and average effective annual rent per rentable square foot as of December 31 for each of the last five years:

	2013	2012	2011	2010	2009
Occupancy	100.0%	100.0%	100.0%	100.0%	100.0%
Average effective annual rent per rentable square foot	$21.00	$20.73	$20.38	$19.79	$19.57

Other

We believe the property is suitable and adequate for its uses.

We do not have any significant scheduled capital improvements for the property.

We believe that the property is adequately insured.

The U.S. federal tax basis and the rate of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2014 U.S. federal income tax return.

The annual real estate tax on the building for the calendar year 2014 is expected to be approximately $48,000. Such real estate taxes are to be paid directly by the tenant under the terms of the lease.

Benedictine Hospital, the sole tenant of the property, operates a short term acute care hospital located in downtown Kingston, New York. Benedictine Hospital is a member of the Health Alliance of Hudson Valley, a regional health system. The facility includes a wide range of services, including oncology, imaging, rehabilitation and cardiology.

We believe that Benedictine is well-located with acceptable roadway access and is well maintained. Benedictine will be subject to competition from similar properties within its market area, and the economic performance of the center could be affected by changes in local economic conditions or losses of contracts to major insurance companies reducing the in-network patient base. We did not consider any other factors material or relevant to the decision to acquire Benedictine, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results.

The Lifehouse Portfolio

On August 29, 2014, we closed the acquisition of the fee simple interests in nine senior housing communities, or the Lifehouse Portfolio. We acquired the properties through wholly-owned subsidiaries of our operating partnership. The sellers of the properties were Leisure Living Properties — Holt, LLC, Leisure Living Properties — Dewitt, LLC, Lifehouse Crystal Manor Property, LLC, Lifehouse Waldon Woods Property, LLC, Lifehouse — Golden Acres Properties, LLC, Lifehouse —  Golden Acres Properties II, LLC, Lifehouse Grand Blanc Properties, LLC, Lifehouse Clare Properties, LLC, Lifehouse Mt. Pleasant Properties, LLC, Lifehouse Mt. Pleasant Properties II, LLC, Lifehouse Prestige Commons Properties, LLC, Leisure Living Properties — Buchanan, LLC, Lifehouse Buchanan Property-II, LLC, Leisure Living Properties — Grand Rapids, LLC, Leisure Living Properties — Holland, LLC, Lifehouse — Oakridge Manor Dixon Properties, LLC Lifehouse — Oakridge Manor Rockford Properties, LLC and Lifehouse Holdings, LLC, entities which have no material relationship with us, and the acquisition was not an affiliated transaction.

The Lifehouse Portfolio contains 493,276 rentable square feet and was constructed between 1984 and 2005.

Capitalization

The contract purchase price of the Lifehouse Portfolio was $90.2 million, exclusive of closing costs. We funded the acquisition of the Lifehouse Portfolio with proceeds from this offering.

Major Tenants/Lease Expiration

As of the date of acquisition, the properties were 100% leased to nine subsidiaries of Meridian Senior Living, LLC.

The leases commenced in August 2014 and have a 15-year term, which will expire in August 2029. The leases contain a 3.0% annual rental escalation in the second through tenth lease years and 2.5% annual rental escalations thereafter, as well as two renewal options of five years each. The leases are net whereby the tenants are required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the buildings, in addition to base rent. The annualized straight-line rental income for the initial lease term is $8.1 million.

Prior to the acquisition date, the properties were operated as seniors housing communities under the previous owner. Upon the completion of the acquisition, we leased the properties to nine subsidiaries of Meridian Senior Living, LLC under the 15-year triple-net leases described above. As such, the historical occupancy and average effective annual rent information is not available.

Other

We believe the properties are suitable and adequate for their uses.

We do not have any significant scheduled capital improvements for the properties.

We believe that the properties are adequately insured.

The U.S. federal tax basis and the rate of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2014 U.S. federal income tax return.

The annual realty taxes payable on the Lifehouse Portfolio for the calendar year 2014 are expected to be $0.9 million. Such real estate taxes are required to be paid directly by the tenants under the terms of the lease.

Meridian Senior Living, LLC is a privately-held senior housing operating company which currently operates over 100 properties across 14 states.

We believe that the properties of the Lifehouse Portfolio are well-located with acceptable roadway access and are well maintained. The properties of the Lifehouse Portfolio will be subject to competition from similar properties within its market area, and the economic performance of the portfolio could be affected by changes in local economic conditions or losses of contracts to major insurance companies reducing the in-network patient base. We did not consider any other factors material or relevant to the decision to acquire the Lifehouse Portfolio, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results.

Financing Obligations

Benedictine Cancer Center — Kingston, NY

On August 27, 2014, in connection with the acquisition of Benedictine, pursuant to a note and mortgage assumption agreement entered into among U.S. Bank National Association, the sellers of the properties and a subsidiary of our operating partnership, we assumed a $6.9 million mortgage note payable, secured by Benedictine.

The loan bears interest at 6.30% per annum. The loan matures in September 2017 and provides for monthly principal and interest payments, with all principal outstanding being repaid on the maturity date. The loan may be prepaid not more than two years in advance of the maturity date, in whole, with 30 days’ notice, with no prepayment premium or penalty.”

Plan of Distribution

The first paragraph under the heading “Volume Discounts” on page 264 of the Prospectus is hereby replaced in its entirety with the following disclosure.

“In connection with sales of certain minimum numbers of shares to a “single purchaser,” as defined below, certain volume, or quantity, discounts resulting in reductions in selling commissions payable with respect to such sales are available to investors. In such event, any such reduction will be credited to the investor by reducing the purchase price per share payable by the investor.”

The last two paragraphs under the heading “Volume Discounts” on page 267 of the Prospectus are hereby replaced in their entirety with the following disclosure.

“California residents should be aware that quantity discounts will not be available in connection with the sale of shares made to California residents to the extent such discounts do not comply with the provisions of Rule 260.140.51 adopted pursuant to the California Corporate Securities Law of 1968. Pursuant to this Rule, quantity discounts can be made available to California residents provided that there is compliance with all of the following six (6) conditions:

•	there can be no variance in the net proceeds to us from the sale of the shares to different purchasers of the same offering;
•	all purchasers of the shares must be informed of the available quantity discounts;
•	the same quantity discounts must be allowed to all purchasers of all shares which are part of the offering;
•	the minimum amount of shares on the purchase of which quantity discounts are allowed cannot be less than $10,000;
•	the variance in the price of the shares must result solely from a different range of commissions, and all discounts allowed must be based on a uniform scale of commissions; and
•	the applicant for qualification of the securities justifies allowance of the proposed quantity discounts by a showing that the aggregate amount thereof does not exceed, and that the measure of such discounts is reasonably related to, the saving of selling expense to be achieved in the sale of the quantities of securities for which such discounts are allowed.

Accordingly, quantity discounts for California residents will be available in accordance with the above table of uniform discount levels based on dollar quantity of shares purchased, but no discounts are allowed to any group of purchasers, and no subscriptions may be aggregated as part of a combined order for purposes of determining the number of shares purchased.”

The third sentence under the heading “Subscription Process” on page 267 of the Prospectus is hereby replaced in its entirety with the following disclosure.

“Alternatively, unless you are an investor in Alabama, Arkansas, Kentucky, Maryland, Massachusetts, Nebraska, North Carolina or Tennessee, you may complete and sign the multi-offering subscription agreement in the form attached hereto as Appendix C-2, which may be used to purchase shares in this offering as well as shares of other products distributed by our dealer manager; provided, however, that an investor has received the relevant prospectus(es) and meets the requisite criteria and suitability standards for any such other product(s).”

How To Subscribe

The second sentence of the second bullet under the section “How to Subscribe” on page 269 of the Prospectus is hereby replaced in its entirety with the following disclosure.

“Alternatively, unless you are an investor in Alabama, Arkansas, Kentucky, Maryland, Massachusetts, Nebraska, North Carolina or Tennessee, you may wish to complete the execution copy of the multi-offering subscription agreement, which may be used to purchase shares in this offering as well as shares of other products distributed by our dealer manager; provided, however, that you have received the relevant prospectus(es) and meet the requisite criteria and suitability standards for any such other product(s).”